Exhibit 10.2

AMENDMENT NO. 1 TO CREDIT AGREEMENT

This AMENDMENT NO. 1 TO CREDIT AGREEMENT (“Amendment”) is entered into as of June 5, 2013 by and among UTi WORLDWIDE, INC., a BVI Business Company incorporated under the laws of the British Virgin Islands (the “Borrower”), BANK OF THE WEST, a California banking corporation (the “Lender”), and each of the Subsidiary Guarantors (as defined in the Credit Agreement identified below).

RECITALS

A. Pursuant to that certain Credit Agreement dated as of June 24, 2011 by and among the Borrower, the Lender and each of the Subsidiary Guarantors party thereto (as amended, extended and replaced from time to time, the “Credit Agreement”), the Lender agreed to extend credit to the Borrower on the terms and subject to the conditions set forth therein. All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

B. The Lender and the Borrower desire to modify the definition of “Debt Service Ratio” in the Credit Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments.

(a) Effective as of April 30, 2013, the definition of “Debt Service Ratio” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Debt Service Ratio” means, for any Measurement Period the ratio of (a) Consolidated EBITDA less distributions, dividends and redemptions on account of or with respect to capital stock or other equity interests of the Borrower or any Subsidiary (other than those (i) required to be paid under agreements entered into with Persons in order to obtain or maintain BBBEE status and (ii) received by the Borrower or a Subsidiary during such Measurement Period) to (b) Consolidated Fixed Charges. Notwithstanding the foregoing, for the purposes of the definition of “Debt Service Ratio” only, there shall be excluded from the calculation thereof to the extent otherwise included therein, (i) up to U.S. $2,100,000 paid by the Borrower in January, 2013 to satisfy the requirement to pay a make-whole amount in connection with the prepayment of the 2009 Notes and (ii) solely for the fiscal quarters ended April 30, 2013 and July 31, 2013, up to US. $5,000,000 in interest and up to U.S. $1,500,000 in schedule principal payments under a Capital Lease related to that certain warehouse facility in South Africa constructed for the Borrower to support the Borrower’s pharmaceutical business in the region.

(b) Effective as of April 30, 2013, Section 4.02(b) of the Credit Agreement is amended and restated in its entirety to read as follows:

(b) Except for any Default existing by reason of a default under the Credit Contract between the Borrower, certain of its subsidiaries and KBC Bank dated December 19, 2011, no Default shall exist, or would result from such Credit Extension;

2. Effective Date. This Amendment shall be effective as of the date first written above upon the date when:

(a) the Lender shall have received this Amendment, duly executed by all parties signatory hereto;

(b) the Lender shall have received evidence satisfactory to the Lender that the Debt Service Ratio definition in each Reference Agreement, as defined in Section 6.17 of the Credit Agreement (including, without limitation, with Commerzbank AG, Sumitomo Mitsui Banking Corporation, Nedbank acting through its London Branch, The Royal Bank of Scotland N.V. and the holders of the Borrower’s $150,000,000 4.10% Senior Unsecured Guaranteed Notes, Series A, due February 1, 2022 and U.S. $50,000,000 3.50% Senior Unsecured Guaranteed Notes, Series B, due February 1, 2020) has been amended to conform to the definition thereof contained in this Amendment on terms and conditions satisfactory to the Lender; and

(c) the Borrower shall have paid to the Lender all reasonable out-of pocket expenses incurred by the Lender in connection with this Amendment and such other fees and expenses as the Lender shall require to be paid in connection with this Amendment.

3. Reaffirmation of the Loan Documents. Each Obligor by executing this Amendment as provided below, hereby affirms and agrees that:

(a) The execution and delivery by it of and the performance of its obligations under this Amendment shall not in any way amend, impair, invalidate or otherwise affect any of its obligations under the Loan Documents to which it is party except to the extent expressly amended hereby,

(b) Except as expressly amended and waived hereby, the Loan Documents remain in full force and effect as written.

4. Representations and Warranties. Each Obligor by executing this Amendment as provided below, hereby represents and warrants to the Lender that:

(a) It has the requisite power and authority and the legal right to execute, deliver and perform this Amendment and has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered on its behalf and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms except as limited by bankruptcy and similar laws and general principles of equity.

(c) After giving effect to this Amendment, there does not exist an Event of Default.

(d) None of such Persons has any existing claims, counterclaims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to any of the Loan Documents, and the Loan Documents, as amended hereby, constitute valid, legal, binding and enforceable obligations of such Persons, as appropriate.

5. No Other Amendment. Except as expressly amended hereby, the Credit Agreement and other Loan Documents shall remain in full force and effect as written.

6. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

[SIGNATURE PAGES FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

BANK OF THE WEST

By	/s/ Nino Cordoves
Vice President

UTi WORLDWIDE INC.

By	/s/ Lance D’Amico

Duly Authorized Signatory (acting pursuant to, and in accordance with, an empowering resolution of the Board of Directors of UTi Worldwide Inc.)

UTI (AUST) PTY LIMITED
UTI BELGIUM N.V.
UTI LOGISTICS N.V.
UTI NETWORKS LIMITED
UTI, CANADA, INC.
UTI CANADA CONTRACT LOGISTICS INC.
UTI DEUTSCHLAND GMBH
UTI (HK) LIMITED
UTI GLOBAL SERVICES B.V.
UTI NEDERLAND B.V.
UTI TECHNOLOGY SERVICES PTE. LTD.
UTI WORLDWIDE (SINGAPORE) PTE LTD
SERVICIOS LOGISTICOS INTEGRADOS SLI SA
UTI IBERIA S.A.
UTI WORLDWIDE (UK) LIMITED
UTI INVENTORY MANAGEMENT SOLUTIONS INC.
CONCENTREK, INC.
INTRANSIT, INC.
MARKET TRANSPORT, LTD.
SAMMONS TRANSPORTATION, INC.
UTI, UNITED STATES, INC.
UTI INTEGRATED LOGISTICS, LLC
KABUSHIKI KAISHA UTI

By	/s/ Lance D’Amico
Authorized Signatory

GODDARD COMPANY LIMITED
PYRAMID FREIGHT (PROPRIETARY) LIMITED
UTI INTERNATIONAL INC.

By	/s/ Lance D’Amico

Duly Authorized Signatory (acting pursuant to, and in accordance with, an empowering resolution of the Board of Directors of UTi Worldwide Inc.)